SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
July 17, 2006
Date of Report (Date of Earliest Event Reported)
FIRST POTOMAC REALTY TRUST
(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-31824	37-1470730

(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)
7600 Wisconsin Avenue
Bethesda, Maryland 20814
(Address of Principal Executive Offices) (Zip Code)
(301) 986-9200

(Registrant’s Telephone Number, Including Area Code)
N/A

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule l425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule l4a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule l4d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule l3e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
On July 17, 2006, First Potomac Realty Trust (the “Company”) and First Potomac Realty Investment Limited Partnership, the Company’s operating partnership (the “Operating Partnership”), entered into an Underwriting Agreement (the “Agreement”) with KeyBanc Capital Markets, a division of McDonald Investments Inc., as representative of the several underwriters named in the Agreement (the “Underwriters”) in connection with the public offering (the “Offering”) of 3,000,000 common shares of beneficial interest, par value $0.001 per share (the “Common Shares”). The Agreement also grants the Underwriters an option to purchase up to an additional 450,000 Common Shares from the Company to cover over-allotments, if any, within 30 days from the date of the Agreement. The net proceeds of the offering described in the Agreement, after deducting the underwriting discount and estimated offering expenses payable by the Company, will be approximately $78.4 million. The closing of the offering is expected is expected to occur on July 21, 2006.
A copy of the Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K.
Item 9.01. Financial Statements and Exhibits.
     (c) Exhibits.
1.1	Underwriting Agreement, dated July 17, 2006, among the Company, the Operating Partnership and KeyBanc Capital Markets, as representative of the several underwriters.

5.1	Opinion of Hunton & Williams LLP with respect to the legality of the Common Shares.

8.1	Opinion of Hunton & Williams LLP with respect to tax matters.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST POTOMAC REALTY TRUST

July 19, 2006	/s/ Joel F. Bonder

Joel F. Bonder
Executive Vice President, General Counsel and Secretary

FIRST POTOMAC REALTY TRUST
INDEX TO EXHIBITS

Exhibit Number	Exhibit Description
1.1	Underwriting Agreement, dated July 17, 2006, among the Company, the Operating Partnership and KeyBanc Capital Markets, as representative of the several underwriters.

5.1	Opinion of Hunton & Williams LLP with respect to the legality of the Common Shares.

8.1	Opinion of Hunton & Williams LLP with respect to tax matters.